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                                                                   EXHIBIT 99.1

                            RAMSAY HEALTH CARE, INC.
                                  NEWS RELEASE



FOR IMMEDIATE RELEASE
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                          RAMSAY HEALTH CARE, INC. AND
                       CHARTER BEHAVIORAL HEALTH SYSTEMS
                     ANNOUNCE THE COMPLETION OF TRANSACTION


CORAL GABLES, FLORIDA, SEPTEMBER 30, 1998, . . . Ramsay Health Care, Inc. (NASDAQ:RHCI) and Atlanta, Georgia based Charter Behavioral Health Systems, LLC, announced today that they have completed a transaction under which Charter Behavioral Health Systems acquired four of Ramsay Health Care, Inc.'s psychiatric hospitals and Ramsay's contract management business.

As a result of the transaction, the following Ramsay psychiatric hospitals are now Charter operated facilities: Bayou Oaks in Houma, Louisiana; Coastal Carolina in Conway, South Carolina; The Haven in DeSoto, Texas; and Desert Vista in Mesa, Arizona. In addition, through this transaction Charter has acquired Ramsay's contract management business which manages the delivery of behavioral health care programs on behalf of acute care hospitals and community mental health centers.

Luis E. Lamela, Chief Executive Officer of Ramsay Health Care, Inc., said, "We are very pleased with the successful completion of the Charter transaction. This transaction further solidifies our commitment to our debt reduction strategy and our focus on the youth services industry."

Vernon S. Westrich, Chief Operating Officer of Charter Behavioral Health Systems, LLC, said, "Charter is pleased to add facilities and expand contract management services through attractive pricing in key strategic markets. We are delighted to welcome these facilities and staff to our network."

Except for historical information contained herein, the matters set forth in this news release are forward-looking statements as defined under the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements involve known and unknown risks and uncertainties. Actual operations and results may differ materially from those expected in the forward-looking statements made by the Company. Please refer to Ramsay's filings with the Securities and Exchange Commission for additional information.

Ramsay Health Care, Inc. is a provider and manager of specialized programs and services for at-risk and troubled youth. The Company through its subsidiary, Ramsay

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Youth Services, Inc., operates residential treatment centers, group homes and other specialized treatment and educational youth programs in 9 states and Puerto Rico.

Charter Behavioral Health Systems, LLC, is the nation's leading provider of behavioral and addiction treatment programs. The Company's 88 domestic facilities provide a full continuum of care, including inpatient, outpatient and partial hospitalization programs. The company is owned equally by Magellan Health Services, Inc. (NYSE:MGL) and Crescent Operating, Inc. (Nasdaq:COPI).

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Contacts:  Isa Diaz                       Joel Weiden
           Vice President                 Charter Behavioral Health Systems, LLC
           Corporate Relations            (212) 445-8244
           Ramsay Health Care, Inc.
           (305) 569-4626